Filed Pursuant to Rule 424(b)(3)
Registration No. 333-239296

Prospectus Supplement No. 8

to Prospectus dated June 30, 2020

CEN BIOTECH INC.

6,851,843

Shares of Common Stock

This prospectus supplement No. 8 amends and supplements the prospectus dated June 30, 2020, prospectus supplement No. 1 dated July 31, 2020, prospectus supplement No. 2 dated November 6, 2020, prospectus supplement No. 3 dated March 12, 2021, prospectus supplement No. 4 dated April 5, 2021, prospectus supplement No. 5 dated April 7, 2021, prospectus supplement No. 6 dated April 8, 2021, and prospectus supplement No. 7 dated April 19, 2021, relating to the resale of up to 6,851,843 shares of common stock (referred to as common shares under Canadian corporate law), no par value per share of CEN Biotech Inc. (the “Company”) by the selling stockholders named in the prospectus. The foregoing prospectus and this prospectus supplement are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement incorporates into the prospectus the attached Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 20, 2021.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus, prospectus supplement No. 1, prospectus supplement No. 2, prospectus supplement No. 3, Prospectus supplement No. 4, Prospectus supplement No. 5, Prospectus supplement No. 6 and Prospectus supplement No. 7 which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, prospectus supplement No. 1, prospectus supplement No. 2, prospectus supplement No. 3, Prospectus supplement No. 4, Prospectus supplement No. 5, Prospectus supplement No. 6 and Prospectus supplement No. 7 except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” section of the prospectus to read about the risks you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus supplement is April 20, 2021

Index of SEC Filings

The following report listed below is filed as a part of this prospectus supplement No. 8.

Appendix No.	Description

Appendix 1	Current Report on Form 8-K filed with the Securities and Exchange Commission on April 20, 2021.

Appendix 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 20, 2021

CEN BIOTECH, INC.

(Exact name of registrant as specified in its charter)

Ontario, Canada	000-55557	-
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300-3295 Quality Way

Windsor, Ontario

Canada

N8T 3R9

(Address of principal executive offices, including zip code)

(519) 419-4958

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

	Trading	Name of each exchange
Title of each class	Symbol(s)	on which registered

None	N/A	N/A

☑

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On April 20, 2021, CEN Biotech, Inc., a Corporation incorporated under the laws of Canada operating in the Province of Ontario (the “Company”) entered into a Share Exchange Agreement (the “Agreement”) with Clear Com Media Inc., an Ontario, Canada corporation (“CCM”), each of the shareholders of CCM as set forth on the signature pages of the Agreement (the “CCM Shareholders”) and Lawrence Lehoux as the Representative of the CCM Shareholders (the “Shareholders’ Representative”, each of CCM and the CCM Shareholders may be referred to collectively herein as the “CCM Parties”).

Pursuant to the Agreement, the Company agreed to acquire from the CCM Shareholders, all of the common shares of CCM, which is 10,000 shares of CCM common shares (the “CCM Stock”) held by the CCM Shareholders in exchange (the “Exchange”) for the issuance by the Company to the CCM Shareholders of 4,000,000 restricted shares of the Company’s common stock, no stated par value per share (the “Company Common Stock”).

At the closing (the “Closing”) of the Agreement, pursuant to the Exchange, the CCM Shareholders will deliver the CCM Stock to the Company and the Company will deliver the Company Common Stock to CCM, and CCM will become a wholly owned subsidiary of the Company. The Closing is planned to occur within two days of the satisfaction or waiver of all closing conditions under the Agreement.

At Closing, the Company agreed to increase the number of members on its Board of Directors (the “Board”) by one and to appoint and name the Shareholder Representative as a member of the Board of the Company. Additionally, at Closing, the Company agreed to appoint and name the Shareholder Representative as the Company’s Chief Technology Officer. At Closing, CCM agreed to expand the size of the CCM Board of Directors by three persons, to be a total of five persons, and to name Bahige Chaaban, Brian Payne and Ameen Ferris as directors on the CCM Board of Directors.

The completion of the Exchange is subject to certain customary closing conditions, including, but not limited to, that CCM will have provided to the Company CCM’s and its subsidiaries, audited and unaudited financial statements as required to be included in the Company’s filings with the Securities and Exchange Commission. Another closing condition is that the Company will have completed its due diligence investigation of CCM to the Company’s satisfaction in its sole discretion.

From the date of execution of the Agreement, and until the earlier to occur, a termination of the Agreement or the Closing, CCM cannot undertake any of the following actions without the prior written consent of the Company: (i) make any material change in the type or nature of CCM’ business, or in the nature of CCM’ operations; (ii) enter into, create, assume or suffer to exist any debt, contract or other obligation in excess of $20,000, other than that currently in existence; (iii) borrow or agree to borrow any funds or incur, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed in the Agreement and except liabilities incurred in the ordinary course of business; (iv) amend, modify, withdraw or terminate any of the CCM organizational documents; (v) engage or other hire, or terminate, any employee, contractor or consultant or enter into any contract with any of the forgoing; (vi) sell or transfer, or agree to sell or transfer, any of its assets, properties, or rights or cancel, or agree to cancel, any debts or claims; (vii) make any material change in the method of management, operation or accounting of CCM; (viii) enter into any other material transaction other than sales in the ordinary course of CCM’ business; (ix) declare or make, or agree to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholder of CCM purchase or redeem, or agree to purchase or redeem, any CCM stock; (x) make any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with CCM’ officers, directors, or employees; (xi) issue, deliver, or agree to issue CCM stock or other equity securities of CCM, including debentures or other debt obligations, or grant or agree to grant any options, warrants or other rights to purchase, subscribe for, or otherwise acquire CCM stock or other equity securities of CCM, or other derivatives or securities convertible into, exchangeable for, or otherwise giving the holder thereof the right to acquire, CCM stock or other equity securities of CCM; (xii) undertake any merger, share exchange, reorganization or any similar transaction, or undertake any transaction which could reasonably be expected to adversely affect the rights of the Company or the ability of the parties to consummate the transactions; (xiii) enter into any new agreements of any kind or undertake any new obligations or liabilities likely to have a material impact on CCM’ business; or (xiv) enter into any agreements to undertake any of the foregoing.

The Agreement also contains a “No-Shop” provisions, pursuant to which, until the earlier to occur, a termination of the Agreement or the Closing, neither CCM nor any of the CCM Parties are permitted to (i)         solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any acquisition inquiry; (ii)         furnish any non-public information regarding CCM to any person who has made an acquisition inquiry; (iii) engage in discussions or negotiations with any person who has made any acquisition inquiry; (iv) approve, endorse or recommend any acquisition inquiry or acquisition transaction; (v) withdraw or propose to withdraw its approval and recommendation in favor of the Agreement and the transactions; or (vi) enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any acquisition inquiry or acquisition transaction.

The Agreement can be terminated at any time prior to Closing, by the mutual written consent of the Company, CCM and the Shareholders’ Representative. The Agreement can also be terminated by the parties thereto if certain closing conditions specified therein are not met by August 31, 2021.

There can be no assurance that the Agreement will close, or that the Exchange will occur, as planned or at all. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On April 20, 2021, the Company issued a press release announcing its entry into the Agreement (the “Press Release”). The Press Release is furnished hereto as Exhibit 99.1 and is incorporated by reference herein.

The information contained in the Press Release is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*

Share Exchange between CEN Biotech, Inc. and Clear Com Media Inc., an Ontario, Canada corporation (“CCM”), the shareholders of CCM and Lawrence Lehoux as the Representative of the shareholders of CCM dated April 20, 2021.

99.1**	Press Release dated April 20, 2021.

*Filed herewith.

**Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CEN Biotech, Inc.

Date: April 20, 2021	By:	/s/ Bahige Chaaban
Bahige Chaaban
Chief Executive Officer (principal executive officer)

Exhibit 10.1

Share Exchange Agreement

by and among

CEN Biotech, Inc.;

Clear Com Media Inc.;

The Shareholders of Clear Com Media Inc.;

And

Lawrence Lehoux as the Shareholders’ Representative.

TABLE OF CONTENTS

i

ii

Exhibit A          CCM Shareholders’ CCM Stock

iii

Share Exchange Agreement

Dated as of April 20, 2021

This Share Exchange Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) CEN Biotech, Inc. a Corporation incorporated under the laws of Canada, A Canada corporation (the “Company”); (ii) Clear Com Media Inc., an Ontario, Canada corporation (“CCM”), (iii) each of the shareholders of CCM as set forth on the signature pages hereto (the “CCM Shareholders”) and (iv) Lawrence Lehoux as the Representative of the CCM Shareholders (the “Shareholders’ Representative”). Each of CCM and the CCM Shareholders may be referred to collectively herein as the “CCM Parties” and separately as an “CCM Party.” Each of the Company, each CCM Party and the Shareholders’ Representative may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS, the Company agrees to acquire from the CCM Shareholders all of the common shares of CCM (the “CCM Stock”) held by the CCM Shareholders in exchange for the issuance by the Company to the CCM Shareholders of shares of the Company’s common stock, no stated par value per share (the “Company Common Stock”); and

WHEREAS, CCM will become a wholly owned subsidiary of the Company;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I.    Definitions

Section 1.01    Definitions.The following terms, as used herein, have the following meanings

(a)	“Acquisition Inquiry” means an inquiry, indication of interest, proposal or request for nonpublic information that could reasonably be expected to lead to an Acquisition Transaction.

(b)

“Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving CCM or any of the CCM Shareholders pursuant to which such Person or “group” would own 5% or more of the consolidated assets, revenues or net income of CCM, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of CCM representing 5% or more of the consolidated assets, revenues or net income of CCM, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of any Equity Securities of CCM, including the CCM Stock, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of any Equity Securities of CCM, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

(c)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(d)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(e)	“Agreement” has the meaning set forth in the introductory paragraph hereto.

(f)	“Arbitrator” has the meaning set forth in Section 9.01(a).

(g)

“Authority” means any United States, Canadian or other governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

(h)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Ontario, Canada are authorized or required by law or executive order to close.

(i)	“Cap” has the meaning set forth in Section 8.07(a).

(j)	“CCM Board” means the Board of Directors of CCM.

(k)	“CCM Indemnified Party” has the meaning set forth in Section 8.02.

(l)	“CCM Organizational Documents” has the meaning set forth in Section 3.01.

(m)	“CCM Party” and “CCM Parties” have the meanings set forth in the introductory paragraph hereto.

(n)	“CCM Shareholders” has the meaning set forth in the introductory paragraph hereto.

(o)	“CCM Stock” has the meaning set forth in the recitals.

(p)	“CCM” has the meaning set forth in the introductory paragraph hereto.

(q)	“Closing Date” has the meaning set forth in Section 2.02.

(r)	“Closing” has the meaning set forth in Section 2.02.

(s)	“Company Board” means the Board of Directors of the Company.

(t)	“Company Common Stock” has the meaning set forth in the recitals hereto.

(u)	“Company Indemnified Party” has the meaning set forth in Section 8.01.

(v)	“Company Organizational Documents” has the meaning set forth in Section 4.01.

(w)	“Company” has the meaning set forth in the introductory paragraph hereto.

(x)

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.”  Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(y)

“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of the CCM or obligating the CCM to issue or sell any of its Equity Securities.

(z)	“Direct Claim” has the meaning set forth in Section 8.03(c).

(aa)	“Effective Date” has the meaning set forth in the introductory paragraph hereto.

(bb)

“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(cc)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(dd)	“Exchange Shares” has the meaning set forth in Section 2.01(b).

(ee)	“Exchange” has the meaning set forth in Section 2.01(d).

(ff)	“Financial Statements” has the meaning set forth in Section 2.06.

(gg)	“Form 8-K” has the meaning set forth in Section 9.08.

(hh)	“Indemnified Party” has the meaning set forth Section 8.03.

(ii)	“Indemnifying Party” has the meaning set forth Section 8.03.

(jj)

“Intellectual Property” means trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights.

(kk)	“Issuer Covered Person” has the meaning set forth Section 3.25.

(ll)	“Knowledge of CCM” means the knowledge, after and assuming due inquiry, of any director or executive officer of CCM.

(mm)	“Law” means any United States, Canadian, or other domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

(nn)

“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(oo)	“Losses” and “Loss” has the meaning set forth in Section 8.01.

(pp)

“Material Adverse Effect” means a material and adverse change or a material and adverse effect, individually or in the aggregate, on the condition (financial or otherwise), net worth, management, earnings, cash flows, business, operations or properties of a Party taken as a whole, whether or not arising from transactions in the ordinary course of business.

(qq)	“Non-U.S. Person” has the meaning set forth in Section 3.26(b).

(rr)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an Authority.

(ss)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

(tt)

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(uu)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(vv)	“Rule 144” has the meaning set forth in Section 3.26(f).

(ww)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xx)	“Shareholders’ Representative” has the meaning set forth in the introductory paragraph hereto.

(yy)

“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Internal Revenue Code of 1986, as amended or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(zz)	“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(aaa)	“Termination Date” means August 31, 2021.

(bbb)	“Third-Party Claim” has the meaning set forth in Section 8.03(a).

(ccc)	“Transaction Documents” means this Agreement and any other certificate, agreement or document entered into or delivered in connection with the transactions as contemplated herein or therein.

(ddd)	“Transactions” means the transactions contemplated by the Transaction Documents.

(eee)	“Verbaly” has the meaning set forth in Section 2.06.

Section 1.02    Interpretive Provisions. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE II.     Share Exchange

Section 2.01    The Exchange.

(a)

On the terms and subject to the conditions set forth in this Agreement, the CCM Shareholders, who hold an aggregate of 10,000 shares of CCM Stock representing 100% of CCM’s issued and outstanding capital stock, shall sell, assign, transfer and deliver to the Company, free and clear of all Liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the CCM Stock held by them.

(b)

All of the shares of CCM Stock, collectively, shall be exchanged for 4,000,000 shares of Company Common Stock (the “Exchange Shares”). The Exchange Shares shall be apportioned to the CCM Shareholders pro rata based on the number of shares of CCM Stock held by each CCM Shareholder as set forth on Exhibit A.

(c)

If, at any time prior to the Closing, there shall be any merger, consolidation, or an exchange of shares, recapitalization or reorganization pursuant to a merger or consolidation, or other similar event, as a result of which shares of Company Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity, or in case of any sale or conveyance of all or substantially all of the assets or more than 50% of the total outstanding shares of the Company other than in connection with a plan of complete liquidation of the Company, then the CCM Shareholders shall thereafter have the right to receive at the Closing, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Company Common Stock, such replacement stock, securities or assets, with equitable adjustments being made thereto, as determined by the Company and the Shareholders’ Representative, and in the event that the shares of Company Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Company or another entity any references herein to the Company Common Stock, whether standing alone or as a part of another defined term, shall be deemed a reference to such replacement stock or securities.

(d)	The exchange as set forth in this Section 2.01, subject to the other terms and conditions herein, is referred to collectively herein as the “Exchange.”

(e)

At the Closing (as defined below) the CCM Shareholders shall, on transfer of their respective shares of CCM Stock to the Company, be recorded in the stock ledger of the Company as the owners of the applicable portion of the total Exchange Shares. The Exchange Shares shall be issued in book entry form and shall not be certificated.

Section 2.02    Closing. The closing of the Transactions (the “Closing”) shall occur on second Business Day following the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Section 5.01, Section 5.02 and Section 5.03, or at such other date, time or place as the Parties may agree (the date and time at which the Closing is actually held being the “Closing Date”), via the exchange of electronic documents and other items as required herein.

Section 2.03    Additional Actions at the Closing. In addition to the other provisions herein, at the Closing, the Parties shall undertake the following actions, in each case to be effective as of the Closing:

(a)	The Company Board shall undertake such actions as required to expand the size of the Company Board by one person, and to name Larry Lehoux as a director on the Company Board;

(b)

The Company Board shall undertake such actions as required to name Larry Lehoux as the Chief Technology Officer of the Company, pursuant to an employment agreement between the Company and Larry Lehoux, in form and substance as agreed to by the Company and Larry Lehoux; and

(c)

The CCM Board shall undertake such actions as required to expand the size of the CCM Board by three persons, to be a total of five persons, and to name Bahige Chaaban, Brian Payne and Ameen Ferris as directors on the CCM Board.

Section 2.04    CCM Deliverables at the Closing. At the Closing, CCM or the CCM Shareholders, as applicable, shall deliver to the Company:

(a)

Share Certificates or such other instruments of transfer duly executed in blank and with all required stock transfer stamps affixed, in form and substance satisfactory to the Company as required for the ownership of the CCM Stock to be transferred to the Company, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, with all necessary transfer Tax and other revenue stamps, acquired at each CCM Shareholder’s expense, affixed;

(b)	A certificate of the Secretary of CCM and the Shareholders Representative on behalf of the CCM Shareholders, dated as of the Closing Date, and:

(i)

attaching and certifying a copy of the resolutions of the CCM Board authorizing the execution, delivery and performance of this Agreement and the other documents referenced herein and the completion of the Transactions;

(ii)

certifying that the conditions set forth in Section 5.02(b), Section 5.02(c), Section 5.02(d), Section 5.02(e) and Section 5.02(g) have been satisfied and that the statements therein are true and correct;

(iii)	providing evidence of the completion of the actions as set forth in Section 2.03(c); and

(iv)	attaching a certificate of existence and certificate of compliance issued by Corporations Canada for CCM, dated as of a date within 5 days of the Closing Date.

Section 2.05    Company Deliverables at the Closing. At the Closing, the Company shall:

(a)	Record the applicable CCM Shareholders in the books and records of the Company as the owners of the applicable portions of the Exchange Shares; and

(b)	Deliver to the Shareholders’ Representative on behalf of the CCM Shareholders a certificate of the Secretary of the Company, dated as of the Closing Date, and:

(i)

attaching and certifying a copy of the resolutions of the Company Board authorizing the execution, delivery and performance of this Agreement and the other documents referenced herein and the completion of the Transactions;

(ii)	certifying that the conditions set forth in Section 5.03(a) and Section 5.03(b) have been satisfied and that the statements therein are true and correct; and

(iii)	attaching a certificate of compliance and certificate of existence issued by Corporations Canada for the Company, dated as of a date within 5 days of the Closing Date.

Section 2.06    Financial Statements. Following the Effective Date, the CCM Parties shall reasonably cooperate with the Company to complete and provide to the Company audited financial statements for CCM and, as required, for Verbaly, Inc., a Canadian Federal Corporation operating in Ontario and a wholly owned subsidiary of CCM (“Verbaly”), and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods (collectively, the “Financial Statements”) and, if so determined by the Company, the completion and delivery of such Financial Statements shall be a condition precedent to the obligations of the Company to complete the Closing.

Section 2.07    Delivery of Books and Records. At the Closing, CCM shall deliver to the Company the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of CCM now in the possession of CCM or its Representatives.

Section 2.08    Additional Documents. At and following the Closing, the Company, CCM, the Shareholders’ Representative and the CCM Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to or following the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.09    Tax Consequences. It is the intention of the Parties that this transaction is a tax- free event.

Section 2.10    Conveyance Taxes. The CCM Shareholders will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the Transactions.

ARTICLE III.    Representations and Warranties of the CCM Parties

As an inducement to, and to obtain the reliance of the Company, the CCM Parties, jointly and severally (other than with respect to the representations and warranties as set forth in Section 3.08 and Section 3.26 which are given by each CCM Shareholder individually, severally and not jointly and severally, and solely with respect to the CCM Stock held by such CCM Shareholder and with to the Exchange Shares to be received by such CCM Shareholder, as applicable) represent and warrant to the Company, as of the Effective Date and as of the Closing Date, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date as follows:

Section 3.01    Corporate Existence and Power. CCM is a corporation duly organized, validly existing, and in good standing under the Laws of Ontario, Canada, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. CCM has delivered to the Company complete and correct copies of the Certificate of Incorporation, Bylaws, and other organizational documents and the corporate minute books of CCM as in effect on the Effective Date (the “CCM Organizational Documents”). CCM has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 3.02    Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the CCM Organizational Documents. CCM has taken all actions required by Law, the CCM Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 3.03    Valid Obligation. This Agreement and all Transaction Documents executed by CCM and the CCM Shareholders in connection herewith constitute the valid and binding obligations of CCM and the CCM Shareholders, as applicable, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04    No Conflict With Other Instruments. The execution of this Agreement by CCM and the CCM Shareholders and the consummation of the Transactions by CCM and the CCM Shareholders will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which CCM or any CCM Shareholder is a party or to which any of their respective assets, properties or operations are subject.

Section 3.05    Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by any CCM Party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 3.06    Authorized Shares and Capital.

(a)

The authorized capital stock of CCM consists of an unlimited number of common shares, of which 10,000 shares are issued and outstanding. All of the issued and outstanding CCM Stock is held, collectively, by the CCM Shareholders.

(b)

CCM has no Derivatives or commitments to issue any Equity Securities of CCM or Derivatives, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of CCM Stock or any other Equity Security of CCM.

(c)	There is no voting trust, agreement or arrangement among any of the beneficial holders of CCM Stock affecting the nomination or election of directors or the exercise of the voting rights of CCM Stock.

(d)

The offer, issuance and sale of such shares of CCM Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act and all applicable Laws, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws and (c) accomplished in conformity with all other applicable securities Laws. None of such shares of CCM Stock are subject to a right of withdrawal or a right of rescission under any Canadian or United States federal or state securities or “Blue Sky” Law.

Section 3.07    Validity of Shares. The shares of CCM Stock to be delivered at the Closing shall be duly and validly issued, fully paid and non-assessable and free and clear of any Liens.

Section 3.08    Title to and Issuance of the CCM Stock. Each of the CCM Shareholders is, and on the Closing Date will be, the record and beneficial owner and holder of the CCM Stock to be delivered at the Closing, as set forth on Exhibit A attached hereto, free and clear of all Liens, and Exhibit A is true and correct in all respects. None of the CCM Stock is subject to pre-emptive or similar rights, either pursuant to any CCM Organizational Document, requirement of Law or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any CCM Stock or other interests in CCM from the CCM Shareholders.

Section 3.09    Subsidiaries. CCM owns 100% of the equity interests of Verbaly. Other than Verbaly, CCM does not have any subsidiaries, and does not own, beneficially or of record, any Equity Securities or interests of any other Person.

Section 3.10    Absence of Certain Changes or Events. Since the Effective Date:

(a)	There has not been any Material Adverse Change in the business, operations, properties, assets, or condition (financial or otherwise) of CCM;

(b)

CCM has not (i) amended the CCM Organizational Documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)

CCM has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 3.11    Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the Knowledge of CCM after reasonable investigation, threatened by or against CCM or affecting CCM or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. CCM has no Knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 3.12    Compliance With Laws and Regulations. CCM has complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of CCM or except to the extent that noncompliance would not result in the occurrence of any material liability for CCM.

Section 3.13    Regulatory Permits. CCM possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as presently conducted, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect, and CCM has not received any notice of proceedings relating to the revocation or modification of any such permit.

Section 3.14    Bank Accounts; Power of Attorney. CCM has provided to the Company a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by CCM within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of CCM; (ii) all safe deposit boxes and other similar custodial arrangements maintained by CCM within the past twelve (12) months; (iii) the check ledger for the last twelve (12) months, and (iv) the names of all Persons holding powers of attorney from CCM or who are otherwise authorized to act on behalf of CCM with respect to any matter, other than its officers and managers, and a summary of the terms of such powers or authorizations.

Section 3.15    Controls. CCM maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between CCM and an unconsolidated or other off balance sheet entity that is not disclosed by CCM in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect.

Section 3.16    Intellectual Property. CCM owns or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct its businesses as now conducted. None of CCM’s material Intellectual Property has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the date of this Agreement. To the Knowledge of CCM there is no infringement by CCM of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of CCM, being threatened against, CCM regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

Section 3.17    Title. CCM has good and marketable title in fee simple to all real property owned by it, or leases such real property pursuant to valid and in-force lease agreements, and has good and marketable title in all personal property owned by it that is material to the business of CCM, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by CCM and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by CCM is held under valid, subsisting and enforceable leases with which CCM is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by CCM or any Subsidiary.

Section 3.18    Insurance. CCM is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of CCM believes to be prudent and customary in the businesses in which CCM is engaged. CCM has not been refused any insurance coverage sought or applied for, and CCM has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of CCM, taken as a whole.

Section 3.19    Tax Status. CCM has made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that CCM has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of CCM know of no basis for any such claim.

Section 3.20    Transactions with Affiliates. None of the officers or directors of CCM and, to the Knowledge of CCM, none of the employees of CCM, is presently a party to any transaction with CCM (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of CCM, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of CCM’s total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of CCM and (iii) other employee benefits, including stock option agreements under any stock option plan of CCM.

Section 3.21    Foreign Corrupt Practices. Neither CCM, nor, to the Knowledge of CCM, any agent or other Person acting on behalf of CCM, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by CCM (or made by any Person acting on its behalf of which CCM is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.22    Money Laundering. CCM is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 3.23    Illegal or Unauthorized Payments; Political Contributions. Neither CCM nor, to the Knowledge of CCM, any of the officers, directors, employees, agents or other representatives of CCM or any other business entity or enterprise with which CCM is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of CCM.

Section 3.24    Investment Company. CCM is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.25    No Disqualification Events. None of CCM, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of CCM, any beneficial owner of 20% or more of CCM’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with CCM in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. CCM has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 3.26    Investment Representations. For purposes of this Section 3.26, any reference to the “Exchange Shares” shall be deemed solely to be a reference to the portion of the Exchange Shares being delivered to such applicable CCM Shareholder.

(a)

Investment Purpose. Such CCM Shareholder understands and agrees that the consummation of the Transactions including the delivery of the Exchange Shares to such CCM Shareholder in exchange for the CCM Stock held by such CCM Shareholder as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Exchange Shares being acquired by such CCM Shareholder are being acquired by such CCM Shareholder for such CCM Shareholder’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)

Investor Status. Such CCM Shareholder is a Non-U.S. Person. A “Non-U.S. Person” means any person who is not (1) any natural person resident in the United States (as defined below); (2) any partnership or corporation organized or incorporated under the laws of the United States; (3) any estate of which any executor or administrator is a United States person; (4) any trust of which any trustee is a United States person; (5) any agency or branch of a foreign entity located in the United States; (6) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States person; (7) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident of the United States; or (8) any partnership or corporation if (1) organized or incorporated under the laws of any foreign jurisdiction and (2) formed by a United States person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by “accredited investors” (as that term is defined in Rule 501(a) of Regulation D under the Securities Act) who are not natural persons, estates or trusts.

(c)

Reliance on Exemptions. Such CCM Shareholder understands that the Exchange Shares are being offered and sold to such CCM Shareholder in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and such CCM Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such CCM Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of such CCM Shareholder to acquire the Exchange Shares.

(d)

Information. Such CCM Shareholder has been furnished with all documents and materials relating to the business, finances and operations of the Company and its subsidiaries and information that such CCM Shareholder requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions. Such CCM Shareholder and his or her advisors, if any, have been afforded the opportunity to ask questions of the Company. Such CCM Shareholder understands that his or her investment in the Exchange Shares involves a significant degree of risk. Such CCM Shareholder is not aware of any facts that may constitute a breach of any of the Company’s representations and warranties made herein.

(e)

Governmental Review. Such CCM Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Exchange Shares.

(f)

Transfer or Resale. Such CCM Shareholder understands that the sale or re-sale of the Exchange Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Exchange Shares may not be transferred unless (a) the Exchange Shares are sold pursuant to an effective registration statement under the Securities Act, (b) such CCM Shareholder shall have delivered to the Company, at the cost of such CCM Shareholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, (c) the Exchange Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of such CCM Shareholder who agree to sell or otherwise transfer the Exchange Shares only in accordance with this Section 3.14 and who is an Accredited Investor, (d) the Exchange Shares are sold pursuant to Rule 144, or (e) the Exchange Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and such CCM Shareholder shall have delivered to the Company, at the cost of such CCM Shareholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Exchange Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Exchange Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Exchange Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Exchange Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)

Legends. Such CCM Shareholder understands that the Exchange Shares, until such time as the Exchange Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exchange Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Exchange Shares.

(h)

Removal. The legend(s) referenced in Section 3.26(g) shall be removed and the Company shall issue a certificate without such legend to the holder of any Exchange Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Exchange Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Exchange Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected. Such CCM Shareholder agrees to sell all Exchange Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

Section 3.27    Approval of Agreement. The CCM Board has authorized the execution and delivery of this Agreement by CCM and has approved this Agreement and the Transactions.

Section 3.28    Disclosure. All disclosure provided to the Company regarding CCM, its business and Transactions furnished by or on behalf of CCM and the CCM Shareholders with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.29    No Brokers. No CCM Party has retained any broker or finder in connection with any of the Transactions, and no CCM Party not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

ARTICLE IV.    Representations and Warranties of the Company

As an inducement to, and to obtain the reliance of CCM and the CCM Shareholders, the Company represents and warrants to CCM and the CCM Shareholders, as of the Effective Date and as of the Closing Date except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

Section 4.01    Corporate Existence and Power. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the province of Ontario, Canada and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The filings and reports filed by the Company with the Securities and Exchange Commission include complete and correct copies of the Certificate of incorporation and bylaws of the Company as in effect on the Effective Date (the “Company Organizational Documents”). The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. The Company has taken all action required by Law, the Company Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by Law, the Company Organizational Documents or otherwise to consummate the Transactions.

Section 4.02    Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Company Organizational Documents. The Company has taken all actions required by Law, the Company Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 4.03    Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligations of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.04    No Conflict With Other Instruments. The execution of this Agreement by the Company and the consummation of the Transactions by the Company will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

Section 4.05    Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by the Company requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 4.06    Approval of Agreement. The Company Board has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the Transactions.

Section 4.07    No Brokers. The Company has not retained any broker or finder in connection with any of the Transactions, and the Company has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

ARTICLE V.    Conditions to the Closing

Section 5.01    Conditions to the Obligations of all of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date of all the following conditions:

(a)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition or prohibition on the consummation of the Closing.

(b)	There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)	The Parties shall have received all necessary approvals from all required Authorities to consummate the Transactions.

Section 5.02    Conditions to the Obligations of the Company for the Closing. The obligations of the Company to consummate the Closing are subject to the satisfaction (or waiver by the Company), at or before the Closing Date, of the following conditions:

(a)	the Company shall have completed its due diligence investigation of CCM to the Company’s satisfaction in the Company’s sole discretion;

(b)

The representations and warranties made by CCM and the CCM Shareholders in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects, and other than the representations and warranties in Section 3.06, Section 3.07, Section 3.08 and Section 3.26, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(c)	No Material Adverse Change shall have occurred in the business, assets, liabilities, results, financial condition, affairs or prospects of CCM from the Effective Date to the Closing;

(d)	Each of the CCM Parties shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such CCM Parties prior to or at the Closing;

(e)	The CCM Board shall have approved this Agreement and the Transactions and shall not have withdrawn such approval;

(f)	The Company Board shall have approved this Agreement and the Transactions and shall not have withdrawn such approval;

(g)

All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the Transactions, or for the continued operation of CCM after the Closing Date on the basis as presently operated shall have been obtained; and

(h)	CCM shall have delivered to the Company the Financial Statements.

Section 5.03    Condition to the Obligations of the CCM Parties For the Closing. The obligations of the CCM Parties to consummate the Closing are subject to the satisfaction (or waiver by CCM and the Shareholders’ Representative on behalf of the CCM Shareholders), at or before the Closing Date, of the following conditions:

(a)

The representations and warranties made by the Company in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects at the Closing Date) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement; and

(b)	The Company shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing.

ARTICLE VI.    Additional Covenants of the Parties

Section 6.01    Access to Properties and Records. From the Effective Date until the completion of the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Company and CCM will each afford to the officers and authorized Representatives of the other full access to the properties, books and records of the Company or CCM, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or CCM, as the case may be, as the other shall from time to time reasonably request.

Section 6.02    Third Party Consents and Certificates. The Company and the CCM Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the Transactions.

Section 6.03    Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)

any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 6.04    Due Diligence Review. Following the Effective Date until the Closing, CCM shall give to the Company and its authorized Representatives full and complete access to the books and records, contracts, facilities and personnel of CCM as the Company and its authorized Representatives may request so that the Company may complete its due diligence investigation of CCM and the CCM Stock and shall provide to the Company monthly operational reports with respect to the business of CCM, including but not limited to sales, software development and business development. CCM also agrees to provide the Company and its authorized Representatives with access to any information in CCM’s or the CCM Shareholders’ possession or within CCM’s or the CCM Shareholders’ control that contains information generated by CCM or the CCM Shareholders regarding CCM relative to its financial, operational, and/or regulatory condition (present, past, or prospective). If the Company, in its sole discretion, at any time prior to the Closing determines that its due diligence review of CCM is not satisfactory to the Company, then the Company may terminate this Agreement upon notice to CCM and the Shareholders’ Representative.

Section 6.05    Actions Prior to the Closing. From and after the Effective Date and until the earlier to occur of the termination of this Agreement or the Closing and except as permitted or contemplated by this Agreement, CCM will:

(a)	carry on its business in substantially the same manner as it has heretofore;

(b)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(c)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(d)	perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(e)	use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(f)

fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state Laws (including without limitation, the federal securities Laws) and all rules, regulations, and orders imposed by federal or state governmental authorities.

Section 6.06    Limitation on Business Activities. Following the Effective Date and until the earlier to occur of the termination of this Agreement or the Closing, and except as permitted or contemplated by this Agreement, CCM and the CCM shareholders shall not, without the prior written consent of the Company:

(a)	make any material change in the type or nature of CCM’ business, or in the nature of CCM’ operations;

(b)	enter into, create, assume or suffer to exist any debt, Contract or other obligation in excess of $20,000, other than that currently in existence;

(c)

borrow or agree to borrow any funds or incur, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business;

(d)	amend, modify, withdraw or terminate any of the CCM Organizational Documents;

(e)	Engage or other hire, or terminate, any employee, contractor or consultant or enter into any Contract with any of the forgoing;

(f)	sell or transfer, or agree to sell or transfer, any of its assets, properties, or rights or cancel, or agree to cancel, any debts or claims;

(g)	make any material change in the method of management, operation or accounting of CCM;

(h)	enter into any other material transaction other than sales in the ordinary course of CCM’ business;

(i)

declare or make, or agree to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholder of CCM purchase or redeem, or agree to purchase or redeem, any CCM Stock;

(j)

make any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with CCM’ officers, directors, or employees;

(k)

issue, deliver, or agree to issue or CCM Stock or other Equity Securities of CCM, including debentures or other debt obligations, or grant or agree to grant any options, warrants or other rights to purchase, subscribe for, or otherwise acquire CCM Stock or other Equity Securities of CCM, or other Derivatives or securities convertible into, exchangeable for, or otherwise giving the holder thereof the right to acquire, CCM Stock or other Equity Securities of CCM;

(l)

undertake any merger, share exchange, reorganization or any similar transaction, or undertake any transaction which could reasonably be expected to adversely affect the rights of the Company hereunder or the ability of the Parties to consummate the Transactions;

(m)	enter into any new agreements of any kind or undertake any new obligations or liabilities likely to have a material impact on CCM’ business; or

(n)	enter into any agreements to undertake any of the forgoing.

Section 6.07    No-Shop.

(a)

From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, none of CCM Parties shall, and each of the CCM Parties shall cause the Representatives of any of the CCM Parties not to, directly or indirectly:

(i)	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Inquiry;

(ii)	furnish any non-public information regarding CCM to any Person who has made an Acquisition Inquiry;

(iii)	engage in discussions or negotiations with any Person who has made any Acquisition Inquiry;

(iv)	approve, endorse or recommend any Acquisition Inquiry or Acquisition Transaction;

(v)	withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Transactions; or

(vi)	enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Inquiry or Acquisition Transaction.

(b)

From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, the CCM Board shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction relating to CCM, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Inquiry or Acquisition Transaction related to CCM, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize CCM to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or contract or other instrument in respect of or relating to an Acquisition Inquiry or Acquisition Transaction.

(c)

CCM shall promptly, within 36 hours, advise the Company orally and in writing of any Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date until the Closing or the termination of this Agreement in accordance with its terms. CCM shall keep the Company reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Inquiry or related Acquisition Transaction (including whether such Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(d)

The CCM Parties shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Inquiry or Acquisition Transaction proposed on or prior to the Effective Date. The CCM Parties acknowledge and agree that any actions taken by or at the direction of a Representative of any CCM Party that, if taken by any CCM Party, would constitute a breach or violation of this Section 6.07 will be deemed to constitute a breach and violation of this Section 6.07 by the CCM Parties.

ARTICLE VII.    Termination

Section 7.01    Termination. This Agreement may be terminated on or prior to the Closing Date:

(a)	By the mutual written consent of the Company, CCM and the Shareholders’ Representative;

(b)

By the Company (i) if the conditions to the Closing as set forth in Section 5.01 and Section 5.02 have not been satisfied or waived by the Company, which waiver the Company may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Company may not terminate this Agreement pursuant to this clause (i) of this Section 7.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Company; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of any CCM Party contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Company or cured by the CCM Parties, applicable, within five (5) Business Days after receipt by CCM of written notice thereof from the Company or is not reasonably capable of being cured prior to the Termination Date or (iii) pursuant to the provisions of Section 6.04;

(c)

By CCM and the Shareholders’ Representative acting together (i) if the conditions to Closing as set forth in Section 5.01 and Section 5.03 have not been satisfied or waived by CCM and the Shareholders’ Representative, which waiver CCM and the Shareholders’ Representative may give or withhold in their sole discretion, by the Termination Date, provided, however, that CCM and the Shareholders’ Representative may not terminate this Agreement pursuant to this clause (i) of this Section 7.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by any of the CCM Parties; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 5.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by CCM and the Shareholders’ Representative or cured by the Company, applicable, within five (5) Business Days after receipt by the Company of written notice thereof from CCM or is not reasonably capable of being cured prior to the Termination Date; or

(d)

By any Party, if a court of competent jurisdiction or other Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable.

Section 7.02    Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if the Company has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 7.01(b), the Company may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.20; and (ii) if CCM and the Shareholders’ Representative has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 7.01(c), CCM and the Shareholders’ Representative may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 9.20.

Section 7.03    Survival After Termination. If this Agreement is terminated by in accordance with Section 7.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 7.03 and Article IX shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

ARTICLE VIII.    Indemnification

Section 8.01    Indemnification of Company. Provided that the Closing occurs, the CCM Shareholders, jointly and severally, hereby agree to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees and the Shareholders’ Representative (each a “Company Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses” and each individually a “Loss”) incurred or sustained by any Company Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the CCM Parties contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto, and (b) any Actions by any third parties with respect to the business or operations of CCM for any period on or prior to the Closing Date. Notwithstanding the forgoing, with respect to any indemnification obligations of the CCM Shareholders arising from any Losses as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of any CCM Shareholder as set forth in Section 3.08, Section 3.14 or Section 3.26, such indemnification obligations shall be solely the obligations of the CCM Shareholder giving such representations, warranties, covenants and agreements from which such claim arose, severally and not jointly and severally.

Section 8.02    Indemnification of the CCM Parties. Provided that the Closing occurs, the Company hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Shareholders’ Representative, the CCM Shareholders, CCM and each of its officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “CCM Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any CCM Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto.

Section 8.03    Procedure. The following shall apply with respect to all claims by any CCM Indemnified Party or Company Indemnified Party for indemnification with respect to actions by third-parties (with any references herein to an “Indemnified Party” being a reference to a CCM Indemnified Party or a Company Indemnified Party, as applicable, and any references herein to an “Indemnifying Party” being a reference to the Company or the CCM Shareholders, as applicable):

(a)

Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)

Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.03(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.03(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)

Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)

Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.04    Periodic Payments. Any indemnification required by this Article VIII for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 8.05    Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 8.06    Time Limit. The obligations of the CCM Shareholders and the Company under Section 8.01 and Section 8.02 shall expire two (2) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 8.07    Certain Limitations. The indemnification provided for in Section 8.01 and Section 8.02shall be subject to the following limitations:

(a)

The CCM Shareholders shall not be liable to the Company Indemnified Parties for indemnification under Section 8.01 until the aggregate amount of all Losses in respect of indemnification under Section 8.01 exceeds $10,000 (the “Basket”), in which event the CCM Shareholders shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to $1,000,000 (the “Cap”), and provided that, in the event that the indemnification obligations are those of less than all of the CCM Shareholders pursuant to the last sentence of Section 8.01, then the Basket and the Cap shall be applied to such indemnifying CCM Shareholder(s) pro rata based on the number of shares of CCM Stock held by such CCM Shareholder(s) as of the Closing Date, such that, by way of example and not limitation. if a CCM Shareholder is so obligated to indemnify the Company Indemnified Parties pursuant to such section and held 50% of the total shares of CCM Stock as of the Closing Date, the Basket would be $5,000 and the Cap would be 50% of the total Cap as set forth above. Any such utilization or satisfaction of the Basket and the Cap by one or more of the CCM Shareholders as a result of the preceding sentence shall apply to any later determinations of the utilization or satisfaction of the Basket and the Cap.

(b)

The Company shall not be liable to the CCM Indemnified Parties for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds the Basket, in which event the Company shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the Cap, which shall in such case be applied to all of the CCM Shareholders as a group.

Section 8.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and any indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the any indemnified party’s or by reason of the fact that such indemnified party knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09    Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article VIII, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

ARTICLE IX.    Miscellaneous

Section 9.01    Arbitration.

(a)

The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)

If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Company and the Shareholders’ Representative shall select one arbitrator and the two arbitrators so selected shall select the sole Arbitrator who shall hear and resolve the dispute.

(c)

The laws of Laws of Ontario, Canada shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the Laws of Ontario, Canada applicable to a contract negotiated, signed, and wholly to be performed in Ontario, Canada, which Laws the Arbitrator shall apply in rendering his or her decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he or she shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in Ontario, Canada in accordance with and under the then-current provisions of the rules of the Arbitration Act of Ontario, except as otherwise provided herein.

(e)

On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Arbitration Act of Ontario provided, however, that the Arbitrator shall limit any discovery or evidence such that his or her decision shall be rendered within the period referred to in Section 9.01(b).

(f)	The Arbitrator may, at his or her discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his or her determinations.

(g)

The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(h)

Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Los Angeles County, California to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 9.02    Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of Ontario, Canada, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the courts of competent jurisdiction in the Province of Ontario. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 9.03    Waiver of Jury Trial.

(a)

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.03(a).

(b)

Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 9.04    Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 9.05    Notices.

(a)

Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:

CEN Biotech, Inc.

Attn: Bahige Chaaban

300-3295 Quality Way

Windsor, Ontario

Canada N8T 3R9

Email: bill@cenbiotechinc.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: lanthony@anthonypllc.com

If to CCM, the CCM Shareholders or the Shareholders’ Representative, to:

Clear Com Media Inc.

Attn: Lawrence Lehoux

Suite 503 1 Riverside Dr. W.

Windsor, ON, N9A 5K3

Email: larry@clearcommedia.com

With a copy, which shall not constitute notice, to:

Dan Scott

380 Ouellette Ave #302,

Windsor, ON

N9A 6X5

Canada

Email: danscott@bellnet.ca

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)

Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 9.06    Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.07    Confidentiality. Each Party agrees that, unless and until the Transactions have been consummated, it and its Representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any Representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the Transactions. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 9.08    Public Announcements and Filings. Unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and Representatives in connection with the Transactions) or file any document, relating to this Agreement and the Transactions, except as may be mutually agreed by the Parties. The Parties acknowledge and agree that the Company is obligated to file one or more Forms 8-K pursuant to the Exchange Act relating to this Agreement and the Transactions (each, a “Form 8-K”). Other than the Forms 8-K or the disclosures referenced in the immediately preceding sentence, copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section 9.09    Third Party Beneficiaries. This contract is strictly between the Company, CCM, the CCM Shareholders and the Shareholders’ Representative, and except as specifically provided herein, no other Person and no director, officer, stockholder (other than the CCM Shareholders), employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 9.10    Expenses. Subject to Article VIII and Section 9.06, whether or not the Exchange is consummated, each of the Company and CCM will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other Transactions.

Section 9.11    Entire Agreement. This Agreement and the other agreements and documents references herein represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 9.12    Survival. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the Transactions for a period of two years.

Section 9.13    Amendment; Waiver; Remedies; Agent.

(a)

This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Company, CCM and the Shareholders’ Representative.

(b)

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)

Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)

Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 9.14    CCM Shareholders’ Representative.

(a)

Each CCM Shareholder constitutes and appoints the Shareholders’ Representative as its Representative and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:

(i)

to act on such CCM Shareholders’ behalf in the absolute discretion of Shareholders’ Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, or modification of this Agreement and any waiver of any claim or right arising out of this Agreement or the provision of any consent or agreement hereunder; and

(ii)

in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 9.14.

(b)

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any CCM Shareholder or by operation of law, whether by the death or incapacity of any CCM Shareholder or by the occurrence of any other event. Each CCM Shareholder hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Shareholders’ Representative pursuant to this Section 9.14. Each CCM Shareholder agrees that Shareholders’ Representative shall have no obligation or liability to any Person for any action taken or omitted by Shareholders’ Representative in good faith, even if taken or omitted negligently, and each CCM Shareholder shall indemnify and hold harmless Shareholders’ Representative from, and shall pay to Shareholders’ Representative the amount of, or reimburse Shareholders’ Representative for, any Loss that Shareholders’ Representative may suffer, sustain, or become subject to as a result of any claim made or threatened against Shareholders’ Representative in his capacity as such.

(c)

The Company shall be entitled to rely upon any document or other paper delivered by Shareholders’ Representative as being authorized by CCM Shareholders, and the Company shall not be liable to any CCM Shareholder for any action taken or omitted to be taken by the Company based on such reliance.

Section 9.15    Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 9.16    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 9.17    No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of all of the other Parties and any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and assigns of the Parties.

Section 9.18    Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each CCM Party and the Company shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 9.19    Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

Section 9.20    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.21    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CEN Biotech, Inc.

By:          _/s/ Bahige Chaaban____

Name:    Bahige Chaaban

Title:      Chief Executive Officer

Clear Com Media Inc.

By:          __/s/ Lawrence Lehoux____

Name:     Lawrence Lehoux

Title:       Chief Executive Officer

Shareholders’ Representative

By:          ___/s/ Lawrence Lehoux _____

Name:     Lawrence Lehoux

Shareholders:

Lawrence Lehoux

By:          ___/s/ Lawrence Lehoux ___

Name:     Lawrence Lehoux

Kellie Coulter

By:          ____/s/ Kellie Coulter _____

Name:     Kellie Coulter

Chelsea Lehoux

By:           __ /s/ Chelsea Lehoux_____

Name:     Chelsea Lehoux

Joanne Lehoux

By:           ___/s/ Joanne Lehoux ____

Name:     Joanne Lehoux

Joshua Lehoux

By:           __/s/ Joshua Lehoux ____

Name:     Joshua Lehoux

Exhibit A

CCM Shareholders’ CCM Stock

Shareholder Name	Shares of CCM Stock Owned	% Ownership	Number of Exchange Shares to be Received
Lawrence Lehoux	7,575	75.75%	3,030,000
Kellie Coulter	500	5.00%	200,000
Chelsea Lehoux	650	6.50%	260,000
Joanne Lehoux	775	7.75%	310,000
Joshua Lehoux	500	5.00%	200,000
Totals:	10,000	100%	4,000,000

Exhibit 99.1

CEN Biotech Inc. Announces Planned Strategic Acquisition of Clear Com Media Inc.

Windsor, ON – April 20, 2021 (Newswire)– CEN Biotech Inc. (“CEN” or the “Company”) (OTC Pink: CENBF), a global holding company focused on the manufacturing, production and development of LED lighting technology and hemp-based products intended to help improve your state of health and well being, is pleased to announce that it has entered into a share exchange agreement (the “Agreement’) to acquire all of the issued and outstanding capital shares of Clear Com Media Inc. ("Clear Com"), a Windsor, Ontario based digital media company.

Pursuant to the Agreement, the shareholders of Clear Com agreed to exchange their shares in Clear Com for an aggregate total of 4,000,000 common shares of the Company to be issued at closing of the Agreement. The Agreement is subject to certain customary closing conditions, including, but not limited to, Clear Com providing the Company with audited and interim financial statements and the Company completing its due diligence review of Clear Com to the Company’s satisfaction in its sole discretion.

“We believe that this planned strategic acquisition is the first step in creating a truly global agriculture company dedicated to a person’s health and well being using phyto medical solutions. Clear Com has experience focusing on deep data analysis, blockchain development and focused media and data management platform development, that we believe will be a great addition to our Company. With a global presence, we believe that the ability to aggregate a multitude of data sources while finding trends and making forecasts is one of Clear Com’s core competencies and we believe that this Agreement, if it closes, will be a key to our long-term growth plans for the Company.” commented Bahige (Bill) Chaaban, the Company’s CEO and Executive Chairman.

Larry Lehoux, President of Clear Com commented saying, “We are pleased to enter into this agreement and hope to join the CEN family. We look forward closing on the agreement and thereafter to spearheading the data management needs of CEN Biotech. At Clear Com, we are very excited to bring forth and continue to develop leading technologies that are designed to drive data driven decision making while seeking to assist with the success of our brands in the area of Blockchain, data security, Ecommerce and target marketing. We believe that our experience and focus is a natural fit for the Company.” Pursuant to the Agreement, it is planned that Larry Lehoux will be appointed as the Company’s Chief Technology Officer and a member of the Company’s board of directors.

There can be no assurance that the Agreement and the transactions contemplated thereby can close or be completed, as planned, or at all.

About CEN Biotech Inc.

CEN Biotech, Inc. is a global holding company focused on the manufacturing, production and development of LED lighting technology and hemp-based products. The Company intends to continue to explore the usage of hemp, which it now intends to cultivate for usage in industrial, medical and food products. For further information on the Company, please visit our website at www.cenbiotechinc.com. Information about the Company can also be found on the Securities and Exchange Commission’s EDGAR site under the Issuer Profile of “CEN Biotech Inc.”

About Clear Com Media Inc.

Clear Com Media Inc. is a Windsor, Ontario based data management, digital marketing and Ecommerce company founded on the premise that we are not satisfied until our customers are. Clear Com is entirely committed to delivering a positive customer experience while continuing to grow and gaining the trust of the online community. Clear Com seeks to let nothing stop it from delivering a positive personal experience by focusing on data driven decision making. By exemplifying professionalism and expertise in technology Clear Com seeks to ensure customer satisfaction every step of the way.

Forward Looking Statements

This press release contains “forward-looking” statements. In particular, the words “believe,” “may,” “could,” “should,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “intend,” and similar conditional words and expressions are intended to identify forward-looking statements. Any statements made in this press release about an action, event or development, are forward-looking statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions, many of which may be beyond control of CEN, that could cause actual results to differ from those in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Although CEN believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, factors that cannot be predicted with certainty, as well as additional risks and uncertainties that are identified and described in CEN’s reports filed with the Securities and Exchange Commission (the “SEC”). Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. CEN does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement except as required in accordance with applicable laws.

Press Contact

Brian S. Payne

Vice President and Director

CEN Biotech Inc.

Phone: (519) 419-4958, Extension 1505

Email: brian@cenbiotechinc.com